FIRST PENN BANK


FOR IMMEDIATE RELEASE      Contact:  Anthony DiSandro, President
                                     215-979-7910

         PSB Bancorp, Inc. second quarter earning results

PHILADELPHIA, PENNSYLVANIA - July 31, 2003 -- PSB Bancorp, Inc. (NASDAQ: PSBI), the holding company for First Penn Bank, announced today net income of $595,000, or $0.14 per common share on a diluted basis for the quarter ended June 30, 2003, compared to net income of $775,000, or $0.18 per diluted share, for the same period of 2002.

In spite of the continuing pressure on interest rate spreads and other economic uncertainties, for the six months ended June 30, 2003, net income totaled $1.1 million, or $0.25 per common share on a diluted basis, compared to $1.2 million or $0.26 per diluted share prior to recognition of $1.3 million related to the acquisition of Jade Financial, for the same period in 2002.

Net interest income slightly decreased by $99,000 to $4.6 million for the three month period ended June 30, 2003, and $153,000 for the six month period ended June 30, 2003, as compared to the same periods in 2002. These decreases are primarily a result of a continued decline in the interest rate environment, the maturity and repricing of higher yielding earning assets at lower rates, and accelerated prepayments on mortgage-backed securities and loans.

Interest expense for the second quarter of 2003 was $2.5 million, a decrease of $910,000, from the $3.4 million reported in the same quarter in 2002. This decrease was generally due to lower rates paid on deposits, coupled with a shift in deposit mix, as depositors transferred higher-cost time deposits to more liquid, lower-cost savings and money market accounts. This shift was reflected in the Bank's cost of funds, which declined to 2.4% for the quarter ended June 30, 2003, compared with 3.3% in the 2002 quarter.

"We have implemented a disciplined asset and liability management process in the second quarter of 2003 to manage our deposit and loan pricing. Through this process we have significantly lowered our cost of deposits which has resulted in a 3.5% net interest margin for the second quarter and reduced interest rate risk. Our strategies have been directed to increase the attractiveness of our core deposit products. As we continue to execute this strategy it will provide the bank with greater flexibility to react to changes in the interest rate environment", said Anthony DiSandro, President and CEO of PSB Bancorp, Inc.

Highlights from the results of operations of PSB Bancorp, Inc.
for the three and six month periods ended
June 30, 2003 and 2002, respectively, are outlined below:

                        PSB BANCORP, INC.
                       OPERATING HIGHLIGHTS
                           (Unaudited)
               (In thousands, except per share data)

                                              3 Months Ended   3 Months Ended   6 Months Ended   6 Months
Ended
                                               June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
                                              --------------   --------------   --------------   --------------
Net Interest Income                               $4,621           $4,720           $8,759          $8,912
Net Income                                        $  595           $  775           $1,064          $2,449(3)
Return on Average Assets(1)                          .55%             .64%             .55%            .98%
Return on Average Equity(1)                         5.62%            7.44%            6.66%          11.78%
Basic Earnings per Share                          $ 0.14           $ 0.19           $ 0.25          $ 0.59
Diluted Earnings per Share(2)                     $ 0.14           $ 0.18           $ 0.25          $ 0.58

(1)  Annualized

(2) The computation of diluted earnings per share excludes 1,371,200 options for the respective three and six month periods ended June 30, 2003 and 2002. It has been determined that those options associated with the First Bank of Philadelphia merger in 1999 are invalid and therefore should be excluded from the aforementioned calculations.

(3) Including gain of $1,329,000 in 2002 for change in accounting principle.

                        PSB BANCORP, INC.
                     BALANCE SHEET HIGHLIGHTS
                          (In thousands)

                               June 30, 2003   December 31, 2002
                               -------------   -----------------
                                (Unaudited)        (Audited)

Total Assets                      $489,028          $496,780
Net Loans                         $251,300          $288,630
Total Deposits                    $436,329          $442,224
Shareholders' Equity              $ 46,977          $ 46,167

Balance sheet growth trended down throughout the second quarter of 2003 as total assets decreased $7.8 million, to $489.0 million, as of June 30, 2003. This decrease was largely due to time deposits decreasing by approximately $6.0 million, to $436.3 million, as of June 30, 2003 as part of management's strategies.

Throughout the year, management has continued its review of the investment portfolio to assess the impact of accelerated prepayment activity on mortgage-backed securities under the current rate environment and the effect on the duration and yields of individual securities held within the portfolio.
Based on this review the bank has invested $60 million of these funds into FHLB callable agency notes with 3-5 year terms, and $10 million of funds into mortgage backed securities with an approximate 4 year average life. By doing this the bank has increased the yield on these funds by approximately 2% to 3%, providing added interest income and increased net interest margin without incurring excessive levels of interest rate risk, liquidity risk or credit risk.

The increased securities portfolio largely reflects recent execution of the Corporation's investment strategies in response to the significant increase in liquidity.

Total loans at June 30, 2003 were $251.3 million, compared with $288.6 million at December 31, 2002. This decrease was primarily due from the sale of fixed-rate mortgages with lower yielding rates into the secondary market. In doing so the bank reduced the long term lower interest yielding mortgages and increased mortgage placement fees by $258,000 over the same period in 2002. The loan portfolio continues to exhibit a decrease over the past year as we experience the competitive and continued low interest rate environment. The residential loan divisions (TNMC) business plan is to place all closed production as saleable loans in order to have the option for continued sale of loans into the secondary market on an as needed basis, especially those of lower rates. However, we will retain a larger part of the higher interest yielding portfolio from now until the end of the year. This decision was based on the most recent position by the Federal Reserve Bank Board to continue to lower the rates in order to stimulate the economy.

Management has recently put into effect various strategies to enhance the growth of consumer home equity, and home equity lines of credit. The commercial real estate and construction loan departments are currently working on marketing special loan products to become more competitive in the lower interest rate market without the bank assuming additional credit risk.

Deposits totaled $436.3 million at the end of the first six months, compared with $442.2 million at year-end 2002, a decrease of $6.0 million. Core Deposits (Demand, Money Market,
Savings and NOW accounts) grew by approximately $13.7 million, while time deposits decreased by $19.6 million.

The Bank continued to be placed in the "well capitalized" category under all regulatory capital requirements at June 30, 2003. At June 30, 2003, stockholders' equity totaled
$47.0 million representing a book value per share of $10.33.

Non performing assets and loans past due 90 days totaled
$4.8 million or 1.0% of total assets at June 30, 2003 as compared to $4.1 million or .82% of total assets at June 30, 2002. PSB Bancorp's allowance for loan loss as a percent of total loans was 1.34% at June 30, 2003, compared to 0.90% at June 30, 2002. PSB's slight increase in non performing assets and loans past due 90 days at June 30, 2003, was attributable to a single loan and despite this impact the banks credit quality remains strong.

"The bank remains committed to enhancing our franchise through the implementation of our strategic initiative to restructure the balance sheet. The focus will be on key strategies and tactics that will support our investment portfolio, commercial and consumer lending growth and enhanced profitability objectives. Our key strategies include customer retention, quality customer service, and new customer acquisition, cross selling and up-selling our customers of products, competitive pricing, increased fee income, aggressive risk management and deployment of excess cash. The core components of our banking business continue to remain strong," said Anthony DiSandro.

First Penn Bank conducts business from its corporate offices in Center City Philadelphia, and twelve banking offices throughout
Philadelphia and the surrounding counties.

In addition to historical information, this information may contain "forward-looking statements" which are made in good faith by PSB Bancorp Inc. ("PSB"), pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to PSB's strategies, goals, beliefs, expectations, estimates, intentions, financial condition, and results of operations, future performance and business of PSB. Statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond PSB's control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause PSB's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. PSB cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on PSB and any such forward-looking statement. PSB does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of PSB.